Exhibit 10.4

H.B. FULLER COMPANY

PERFORMANCE UNIT PLAN

AWARD AGREEMENT

(FY 2004 – FY 2006)

This Agreement, dated as of December 3, 2003 is entered into between H.B. Fuller Company, a Minnesota corporation (the “Company”) and                     , (the “Participant”).

The Company, pursuant to the H.B. Fuller Company Annual and Long-Term Incentive Plan (the “Plan”), wishes to grant Performance Units to the Participant, subject to the terms and conditions contained in this Award Agreement and the Plan.

Accordingly, in consideration of the premises and agreements set forth herein, the parties hereto agree as follows:

Section 1. Definitions.

Unless otherwise defined herein, capitalized terms used in this Award Agreement shall have the meanings assigned to them in the Plan, a copy of which has been provided to the Participant. As used in this Award Agreement, the following terms shall have the specific meanings set forth below:

“Average Net Invested Capital” shall mean a five point average of Net Invested Capital based on the five most recent quarters. Net Invested Capital for each quarter will be calculated as follows using each company’s 10-Q quarterly and 10-K annual reports.

Net Invested Capital =

+	Total Assets (TA)

-	Non-Interest Bearing Current Liabilities (NIBCL)

+	Accumulated Goodwill Amortization (if included in TA)

+	Restructuring Liabilities (if included in NIBCL)

+	Current year asset write-offs related to restructuring (if included in TA)

“Change in Control” shall mean a change in the control of the Company and shall be deemed to have occurred upon any of the following events:

(i) a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the Voting Power of the Company then outstanding;

(ii) the individuals who, as of the date of this Award Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

(iii) the approval of the shareholders of the Company of (A) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the Voting Power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (B) any sale, lease, exchange or other transfer in one transaction or series of related transactions substantially all of the assets of the Company; or (C) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

(iv) a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.

For purposes of this definition, “Voting Power” when used with reference to the Company shall mean the voting power of all classes and series of capital stock of the Company now or hereafter authorized.

“Net Operating Profit After-Tax” or “NOPAT” shall be calculated as follows using each company’s 10-Q quarterly and 10-K annual reports.

Net Operating Profit After-Tax =

+	Gross Profit

-	SG&A (including R&D)

+	Goodwill Amortization (if included above)

+	Restructuring Expenses (if included above)

=	Operating Income

-	(Effective Tax Rate X Operating Income)

“Peer Group Companies” shall mean a group of 19 specialty chemical companies which are determined by the Committee to be at a peer level to the Company. The initial list of Peer Group Companies is attached as Exhibit B. This list shall be reviewed periodically by the Committee and substitutions shall be made as the Committee deems necessary to ensure continued peer level review and the ability to make ROIC Improvement calculations for all listed companies.

“Performance Period” shall mean the three-year period, commencing at the start of the Company’s fiscal year 2004 and ending at the close of the Company’s fiscal year 2006.

“Performance Unit” shall mean a unit granted under this Award Agreement evidencing the Participant’s right to receive a cash payment upon achievement, as set forth herein, of the Target Performance Objective or, alternatively, the Superior Performance Objective.

“Return On Invested Capital” or “ROIC” shall, subject to Committee certification in Section 4.1, mean a company’s Net Operating Profit After Tax (NOPAT) divided by its Average Net Invested Capital. A determination of ROIC in each case shall be computed in accordance with generally accepted accounting principles.

“ROIC Improvement” shall mean the percentage point change in a company’s ROIC for the Performance Period compared to that same company’s average ROIC over the three year period of 2001, 2002, and 2003.

“Superior Performance Objective” shall mean the achievement by the Company of a first quartile ranking amongst the Peer Group Companies for ROIC Improvement for the Performance Period. See attached Exhibit A for concept discussion and example.

“Target Performance Objective” shall mean the achievement by the Company of a second quartile ranking amongst the Peer Group Companies for ROIC Improvement for the Performance Period. See attached Exhibit A for concept discussion and example.

Section 2. Award of Performance Units.

Effective as of the date of this Award Agreement, the Company hereby grants to the Participant                      Performance Units, which shall be payable in cash in accordance with and subject to the terms and conditions set forth in the Plan and this Award Agreement, upon achievement of the Target Performance Objective, or alternatively, the Superior Performance Objective, for the Performance Period.

Section 3. Value of Performance Units.

The Performance Units granted hereunder shall have a cash payment value of:

U.S. $             per Performance Unit upon achievement of the Target Performance Objective for the Performance Period, or alternatively, U.S. $             per Performance Unit upon achievement of the Superior Performance Objective for the Performance Period. Total value at Target shall be equal to U.S. $            . Total value at Superior shall be equal to U.S. $            .

Section 4. Payment of Performance Units.

Section 4.1. Payment Procedure. Subject to the terms and conditions set forth in the Plan and this Award Agreement, and except as set forth in Sections 4.2 and 5.1 of this Award Agreement, the Performance Units shall be paid within a reasonable time following the end of the Performance Period (but no sooner than the date on which the Company’s financial results are publicly available for the last fiscal year of the Performance Period) and only upon certification by the Committee that the Target Performance Objective or, alternatively, the Superior Performance Objective has been achieved. In reaching a certification decision, the Committee may, in its sole discretion, engage an independent, third party auditor to perform certain procedures to determine that the underlying financial information of the Peer Group Companies has been appropriately accumulated and that the computations supporting the determination of awards under the Plan have been appropriately calculated. In reaching a certification decision, the Committee may also, in its sole discretion and with information and assistance from the Company’s independent auditor, consider extraordinary circumstances that may have positively or negatively impacted the achievement of these Performance Objectives.

Section 4.2. Forfeiture Prior to Payment. Except as otherwise determined by the Committee, or as specifically provided in this Award Agreement including Section 5.2, all Performance Units credited to the Participant for the Performance Period under this Award Agreement shall be forfeited upon the Participant’s termination of employment, other than by reason of death, permanent disability or retirement, with the Company or its Affiliates prior to completion of such Performance Period.

Section 5. Special Provisions.

Section 5.1. Change in Control. Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, the Performance Units shall be paid to the Participant immediately upon the occurrence of a Change in Control as if the Target Performance Objective had been achieved; provided, however, that no payment shall be made if the Performance Period has been completed as of the date of the Change in Control and no Performance Objective has been achieved; and provided, further, that any Performance Units paid pursuant to this Section 5.1 be paid only on a pro-rata basis for that portion of the Performance Period which transpired between the date of this Agreement and the date of the Change in Control. Upon a Change in Control, except for the Company’s obligations under this Section 5.1, the Performance Units shall be cancelled.

Section 5.2. Termination of Employment by Reason of Death, Disability or Retirement. In the event that the Participant ceases to be employed by the Company or its Affiliates due to death, permanent disability, normal retirement at age 65 or older, or early retirement with the consent of the Committee, the Participant shall be deemed to have remained a Participant as if employed by the Company or its Affiliates through the Performance Period; provided, however, that the value of the Performance Units shall be proportionally reduced by that portion of the Performance Period for which the Participant was not employed by the Company or its Affiliates.

Section 5.3. Leave of Absence. The Committee may make such provision as it deems equitable respecting the Participant during an approved leave of absence.

Section 6. General Provisions.

Section 6.1. Interpretations. This Award Agreement is subject in all respects to the terms of the Plan, the provisions of which are incorporated herein by this reference. In the event that any provision of this Award Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising out of this Award Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.

Section 6.2. Income Tax Withholding. In order to comply with all applicable income, social security, payroll or other tax laws or other regulations, the Company may take such action as it deems appropriate to ensure that all applicable income, social security, payroll or other taxes are withheld or collected from the Participant.

Section 6.3. No Right to Employment. This Award Agreement shall not be construed as giving the Participant the right to be retained in the employ of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss the Participant from employment, free from any liability or any claim under this Award Agreement or the Plan.

Section 6.4. Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of this Award Agreement, such provision shall be stricken as to such jurisdiction and the remainder of this Award Agreement shall remain in full force and effect.

Section 6.5. No Trust or Fund Created. Neither the Plan nor this Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and the Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to this Award Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

Section 6.6. Headings. Headings are given to the sections and subsections of this Award Agreement solely as a convenience to facilitate a reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provisions hereof.

Section 6.7. Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the validity, construction and effect of this Award Agreement and any rules or regulations relating to this Award Agreement.

Section 6.8. Performance Units Not Transferable. Performance Units shall not be transferable by the Participant other than by will or by the laws of descent and distribution. Performance Units may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

Section 6.9. Acknowledgment and Agreement. The Participant understands and agrees that the Plan is implemented solely in the discretion of the Company and the Plan may then be amended, altered, suspended, discontinued or terminated at any time and for any reason at the option of the Company, and that the Participant has no expectation or right to the continued existence of the Plan; provided, however, that any such amendment or termination of the Plan, and any amendment to this Award Agreement, shall not adversely affect the rights of theParticipant under this Award Agreement without the written consent of the Participant or holder or beneficiary hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement to be effective as of the date first set forth above.

H.B. FULLER COMPANY

By:
Its:	Chairman of the Board, President and Chief Executive Officer

Social Security Number

EXHIBIT A

CONCEPT DISCUSSION

Performance Unit payment will be based on H.B. Fuller Company’s relative increase/decrease in Return On Invested Capital (ROIC) versus 19 Peer Group Companies (See Exhibit B). The Committee will be comparing average performance in fiscal years 2004-2006 versus average performance in fiscal years 2001-2003.

After the close of fiscal year 2006, the Committee will review H.B. Fuller Company’s average ROIC Improvement for fiscal years 2004 - 2006 versus the Company’s average ROIC for 2001 – 2003. The increase/decrease in H.B. Fuller Company’s ROIC will be compared to the increase/decrease in ROIC of the 19 Peer Group Companies over the same period of time. The ROIC increase/decrease for each company, including H.B. Fuller Company will be ranked from 1 to 20, highest to lowest. If H.B. Fuller Company falls within the first quartile of ranking (positions 1-5) the Performance Units will be paid at the Superior Performance level. If H.B. Fuller Company falls within the second quartile of ranking (positions 6-10), the Performance Units will be paid at the Target Performance level. If H.B. Fuller Company falls within the third or fourth quartiles (positions 11-20), the Performance Units will not be paid.

1

EXHIBIT B

PEER GROUP COMPANIES

3M (MMM)

A Schulman (SHLM)

Air Products (APD)

Albemarle (ALB)

Arch Chemicals (ARJ)

Avery Dennison (AVY)

Bemis (BMS)

Ecolab (ECL)

Engelhard (EC)

Ferro (FOE)

Great Lakes Chemical (GLK)

H.B. Fuller (FUL)

Intertape (ITP)

Lubrizol (LZ)

OM Group (OMG)

PolyOne (POL)

Rohm & Haas (ROH)

RPM (RPM)

Solutia (SOI)

Valspar (VAL)

B-1